                                                                    Exhibit 23.3

                      [SCHULTE ROTH & ZABEL LLP LETTERHEAD]
                                919 Third Avenue
                               New York, NY 10022
                                 (212) 756-2000
                               fax (212) 593-5955

                                   www.srz.com

Writer's Direct Number                                   Writer's E-mail Address

                               September 29, 2006

RathGibson, Inc.
Greenville Tube Company
2505 Foster Avenue
Janesville, WI 53547

 Ladies and Gentlemen:

                  We have acted as special counsel for each of RathGibson, Inc.
(the "Issuer") and Greenville Tube Company (the "Guarantor"), in connection with the preparation and filing of a Registration Statement on Form S-4 (the
"Registration Statement"), relating to $200,000,000 in aggregate principal amount of the Issuer's 11.25% Senior Notes due 2014 (the "New Notes") and the
guarantees of the New Notes (the "New Guarantees") by the Guarantor. The New
Notes and the New Guarantees are to be offered by the Issuer and the Guarantor, respectively, in exchange for $200,000,000 in aggregate principal amount of the
Issuer's outstanding 11.25% Senior Notes due 2014 and the outstanding guarantees of such notes by the Guarantor.

                  This opinion is being furnished in accordance with the
requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of
1933, as amended (the "Act").

                  In connection with this opinion, we have examined originals, telecopies or copies certified or otherwise identified to our satisfaction of each of (i) the Registration Statement; (ii) the Indenture, dated as of February
7, 2006, between the Issuer and The Bank of New York, as Trustee (the
"Indenture"); and (iii) the First Supplemental Indenture, dated as of August 15,
2006, among the Issuer, the Guarantor and The Bank of New York, as Trustee (the
"Supplemental Indenture"). We have also examined originals, telecopies or copies certified or otherwise identified to our satisfaction, of such records of the
Issuer and the Guarantor and such other agreements, certificates and documents of public officials, officers and other representatives of the Issuer and the
Guarantor and others, as we have deemed necessary as a basis for our opinion set forth below.

                  We have relied, without independent investigation, as to
factual matters on the representations and warranties contained in the Indenture and on certifications of public officials and of officers and other representatives of the Issuer and the Guarantor.

RathGibson, Inc.
Greenville Tube Company
September 29, 2006

                  We have assumed the legal capacity of all natural persons
executing the Indenture, the Supplemental Indenture and such other agreements, certificates or documents, the genuineness of all signatures thereon, the authority of all persons signing the Indenture, the Supplemental Indenture and such other agreements, certificates and documents on behalf of the parties thereto other than officers and other representatives of the Issuer and the
Guarantor, the authenticity of all documents submitted to us as originals, the conformity to the original of all copies, telecopies, photostatic or conformed copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that were not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and/or the Guarantor.

                  In rendering the opinions set forth below, we have also
assumed that, with respect to parties other than the Issuer and the Guarantor:
(i) each of the Indenture, the Supplemental Indenture and the New Guarantees has
been duly authorized by the parties thereto; (ii) each of the Indenture and the
Supplemental Indenture has been duly executed and delivered by each party thereto; and (iii) each of the Indenture and the Supplemental Indenture constitutes a legal, valid and binding agreement of the parties thereto, enforceable against such parties in accordance with its terms.

                  Based on the foregoing and such other investigations as we have deemed necessary and subject to the qualifications included in this letter, we are of the opinion that:

                  1. Upon the issuance of the New Notes in the manner referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Notes will constitute valid and binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors' rights and remedies;
and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in equity or at law).

                  2. Upon the issuance of the New Guarantees in the manner
referred to in the Registration Statement and in accordance with the terms and conditions of and the procedures set forth in the Indenture, the New Guarantees will constitute valid and binding obligations of the Guarantor, enforceable against the Guarantor in accordance with their terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws from time to time in effect affecting generally the enforcement of creditors'
rights and remedies; and (b) general principles of equity, including, without limitation, principles of reasonableness, good faith and fair dealing
(regardless of whether enforcement is sought in equity or at law).

                  We hereby consent to the filing of this opinion with the
Securities and Exchange Commission as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the prospectus included therein. In giving this consent, we do not

RathGibson, Inc.
Greenville Tube Company
September 29, 2006

thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and
Exchange Commission promulgated thereunder.

                                     Very truly yours,

                                     /s/ Schulte Roth & Zabel LLP